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VOYA INVESTORS TRUST

AMENDMENT #106 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: April 6, 2017

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the “Declaration of Trust”), including Article VI, Sections 6.1, 6.2 and 6.3 and Article XI, Section 11.4, hereby amend the Declaration of Trust to:

1.              Designate Class P2 shares for Voya U.S. Stock Index Portfolio

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The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin	/s/ Patrick W. Kenny
Colleen D. Baldwin, as Trustee	Patrick W. Kenny, as Trustee

/s/ John V. Boyer	/s/ Shaun P. Mathews
John V. Boyer, as Trustee	Shaun P. Mathews, as Trustee

/s/ Patricia W. Chadwick	/s/ Joseph E. Obermeyer
Patricia W. Chadwick, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K, Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee